[Logo of CBRL Group, Inc.]

                              Post Office Box 787
                              Lebanaon, Tennessee
                                       37088-0708
                              Phone: 615-443-9869



                                                Contact: Julie Davis
                                                         Communications Director
                                                         615-443-9266



                       CRACKER BARREL PRESIDENT TO RETIRE
              Planned Succession Maintains Direction and Leadership

LEBANON, Tenn. (August 26, 2004) - CBRL Group, Inc. (Nasdaq: CBRL) today announced that Donald M. Turner, President and Chief Operating Officer of subsidiary Cracker Barrel Old Country Store, Inc., will retire at the end of this calendar year. Turner's successor will be Cyril J. Taylor, who has been promoted to Executive Vice President, effective immediately, and who will become President and COO, effective January 1, 2005. Turner and Taylor will work closely together to ensure a smooth transition.

         Turner returned to Cracker Barrel in 1999 after a six-year hiatus to lead the concept through an important turn-around, restoring the chain's focus on guest service and execution, and achieving solid operational and financial results. "Don's leadership and emphasis on simplifying business operations were exactly what Cracker Barrel needed," said Michael A. Woodhouse, who will continue as Chief Executive Officer of Cracker Barrel in addition to his role as President and Chief Executive Officer of CBRL Group, Inc. "Don's ability to focus people on the basics of execution provided the company with a foundation for the relentless repetition of excellent service needed to succeed in this industry, and allowed the company to further develop its operational team. Don leaves behind a strong business operation. We will miss him, but certainly hope he will enjoy a pleasant retirement."

         Taylor, age 50, started his career with Cracker Barrel in 1978 as a Restaurant Management Trainee and has regularly been promoted to positions of increasing responsibility and authority, becoming Senior Vice President of Operations in July of 2003. He studied Business Administration at the University of Tennessee in Knoxville, TN and served in the U.S. Marine Corps from 1973 to 1976.

         "Because of his length of service and the leadership role he has played over the years, Cy has more than just a deep understanding of Cracker Barrel's culture. He has been an essential part of building and shaping the culture," said Turner about his successor. In discussing why Taylor was selected as Cracker Barrel's next President, Woodhouse said, "Cy is well-respected throughout the organization for his integrity and values, and for his ability to translate the corporate culture and philosophy into business results. I'm very pleased that the management career development and succession planning process we've been engaged in has resulted in such a well-qualified and natural successor as Cy."

         Headquartered in Lebanon, Tennessee, CBRL Group, Inc., through its subsidiaries, presently operates 504 Cracker Barrel Old Country Store(R) restaurants and gift shops located in 41 states and 110 company-operated and 20 franchised Logan's Roadhouse(R) restaurants in 18 states.

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